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                                                                    EXHIBIT 10.1

*CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                                    AMENDMENT
                                    NO. 1 TO
                        INTELLECTUAL PROPERTY ASSIGNMENT
                            AND ASSUMPTION AGREEMENT

      This Amendment No. 1, dated as of July 16, 2004, amends that certain Intellectual Property Assignment and Assumption Agreement (the "Agreement"), dated August 1, 2002, by and between Dr. Reza Fassihi ("Dr. Fassihi") and SCOLR, Inc. (formerly known as Nutraceutix, Inc., "SCOLR").

      WHEREAS, Dr. Fassihi has performed substantial services to improve and enhance the value of the Intellectual Property;

      WHEREAS, Dr. Fassihi has not received the payment required under Section
      4.1 of the Agreement; NOW, THEREFORE

      RESOLVED, that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

            1. Paragraph 4 of the Agreement is amended to read in its entirety as follows:

                  "4.1 Assignment Fee. As full compensation for the assignment and assumption described in Paragraph 1 of the Agreement and fulfillment of all of Dr. Fassihi's obligations under this Agreement, SCOLR shall pay Dr. Fassihi (i) Twenty-Five Thousand Dollars ($25,000) promptly upon execution of this Agreement, and (ii) Twenty-Five Thousand Dollars ($25,000) within five days of the filing of a patent application relating to the Intellectual Property with the U.S. Patent & Trademark Office ("Patent Application"). The parties hereby represent, warrant and agree that such payment constitutes full compensation for the assignment and assumption described in Paragraph 1 of the Agreement and waive any and all claims that additional or different compensation is due for any reason except as specifically set forth herein.

                  4.2 Patent Fee. In the event a United States patent is issued pursuant to the Patent Application described in Paragraph 4.1, SCOLR shall pay Dr. Fassihi Fifty Thousand Dollars ($50,000) promptly upon issuance of the first such patent.

                  4.3 Additional Compensation. In consideration of services to be provided by Dr. Fassihi pursuant to Paragraph 7 of the Agreement, SCOLR shall pay Dr. Fassihi (i) an amount equal to [*] percent ([*%]) of all Up-Front License Fees (as defined below) received by SCOLR upon licensing any and all products incorporating the Intellectual Property (each such resulting product or products a "Covered Use" and collectively the "Covered Uses"),

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      and (ii) royalties equal to [*] percent ([*]%) of SCOLR's Net Sales (as defined below) generated from the Covered Uses. Payments hereunder shall be made quarterly in arrears, not more than ninety (90) days following the end of the applicable quarter."

            For purposes of this Paragraph 4.3:

                  "Net Sales" shall mean shall mean the gross receipts by SCOLR from a Covered Use less deductions for (i) transportation charges, insurance, sales and excise taxes and duties paid; (ii) normal and customary trade, quantity and cash discounts allowed, (iii) sale commissions and (iv) allowances on account of rejection or return by customers.

                  "Up-Front License Fees" shall mean shall mean compensation received by SCOLR upon the grant of a license or licenses for a Covered Use. Up-Front License Fees shall exclude (i) any royalty, commission, or other compensation, received by SCOLR or any other party, which is based upon the number of units sold or revenues generated from any license or sale of a Covered Use, and (ii) any payments received by SCOLR for research and development or feasibility studies with respect to the Intellectual Property, a Covered Use, or related applications. Further, Up-Front License Fees and Net Sales shall be reduced by all costs and expenses incurred by SCOLR in obtaining the Intellectual Property and developing the Covered Uses, including without limitation, all costs and expenses associated with research and development, legal, business development, and travel.

            The payment obligations of SCOLR set forth in Paragraph 4.3 shall terminate upon the earlier of (i) expiration of any corresponding patent covering the Intellectual Property, (ii) the conclusion of a two year period during which SCOLR failed to receive any licensing or royalty revenues for the Covered Uses, or (iii) upon the mutual written agreement of the parties.

            2. Paragraph 6 of the Consulting Agreement dated December 22, 2000, as amended (the "Consulting Agreement") is hereby amended to add the following to the end of said paragraph:

            Without limiting the generality of the foregoing, Dr. Fassihi hereby represents, warrants and confirms that (i) the concept for the Intellectual Property was originated by SCOLR, (ii) he has not furnished any information regarding the Intellectual Property to any person or entity other than employees of SCOLR, (iii) to the best of his knowledge, no person or entity other than SCOLR owns or has claim to any proprietary or other right in the Intellectual Property, and (iv) the Intellectual Property constitutes a "SCOLR Innovation" for all purposes under this Agreement.

            3. In light of SCOLR's name change from Nutraceutix, Inc. to SCOLR, Inc., all references to Nutraceutix in the Agreement, the Consulting Agreement (and any related Additional Services Agreements or other amendments thereto), shall be deemed a reference to SCOLR.

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            4.    Except as specifically modified by this Amendment, the
      Agreement shall remain in full force and effect.

Dr. Fassihi: SCOLR, Inc.

By: /s/ Reza Fassihi                            By: /s/ Daniel O. Wilds
    ------------------------                        --------------------------
    Reza Fassihi, Ph.D.                             Daniel O. Wilds, President